Exhibit 99.1

CONSENT OF CITIZENS JMP SECURITIES, LLC

We hereby consent to the use of our opinion letter, dated March 1, 2026, to the Board of Directors of Rallybio Corporation, included as Annex B to the proxy statement / prospectus which forms a part of the Registration Statement on Form S-4 of Rallybio Corporation, to be filed on the date hereof, and to the references to such opinion in such proxy statement / prospectus under the captions: “Prospectus Summary – Opinion of Citizens JMP Securities, LLC,” “The Merger – Background of the Merger” and “The Merger – Opinion of Opinion of Citizens JMP Securities, LLC (Rallybio’s Financial Advisor).“ In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

New York, New York

April 24, 2026